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                                                                    Exhibit 99.1

[GRAPHIC REMOVED HERE]

Contact: Stephen H. Gordon  Chairman & CEO            Telephone:  (949) 585-7500
         David S. DePillo   President & COO           Facsimile:  (949) 585-0174

          COMMERCIAL CAPITAL BANCORP, INC. RENAMES ITS MORTGAGE BANKING
                  SUBSIDIARY COMMERCIAL CAPITAL MORTGAGE, INC.

Irvine, CA - April 9, 2003 - Commercial Capital Bancorp, Inc. ("CCBI" or the "Company"), (NASDAQ: "CCBI"), announced today that, as a part of the realignment of the Company's lending operations announced on April 3, 2003, Financial Institutional Partners Mortgage Corporation, the Company's multi-family and commercial mortgage banking subsidiary, has been renamed Commercial Capital Mortgage, Inc., further aligning the Company's operations and strengthening the Company's brand.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At December 31, 2002, CCBI had total assets of $849.5 million, and Commercial Capital Bank (the "Bank"), the Company's bank subsidiary, was the fastest growing banking organization in Orange County, based on percentage growth in total assets on a quarterly basis over the 24 months ended December 31, 2002 (source: www.fdic.gov). The Bank has three full service banking offices located at the Company's headquarters in Irvine, Rancho Santa Margarita, and in Riverside, CA, and has loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego. Commercial Capital Mortgage, Inc. the Company's mortgage banking subsidiary, was the 4th largest multi-family lender in California during the 12 months ended December 31, 2002 and has originated approximately $2.0 billion in multi-family and commercial real estate loans through December 31, 2002. ComCap Financial Services, Inc., the Company's NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net worth individuals and other financial institutions.

This release may include forward-looking statements (related to each company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.